Exhibit 99.1

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc. Announces First Quarter 2024 Results;
Reports Withdrawal from Legacy Defined Benefit Plan and Purchase of Single Premium Group Annuity

Renton, Washington – April 30, 2024 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the “Bank”), today reported a net loss of $1.1 million, or $0.12 per diluted share, for the quarter ended March 31, 2024, compared to net income of $1.2 million, or $0.13 per diluted share, for the quarter ended December 31, 2023, and net income of $2.1 million, or $0.23 per diluted share, for the quarter ended March 31, 2023.

“Our first quarter results were impacted by the purchase of a single premium group annuity to satisfy the Company’s obligations to current and former employees covered by a legacy defined benefit plan. The plan was frozen on March 31, 2013, however the liability continued for all vested participants. Extinguishing this liability at a cost of $1.2 million was a strategic move considered to be an appropriate use of capital in light of the elevated rate environment. We also recognized $767,000 in pretax expenses in the quarter relating to our previously announced sale to Global Federal Credit Union. We continue to work with the employees and management of Global on a variety of matters to facilitate the planned integration of our two institutions, while the regulatory agencies work through the processing of our applications,” stated Joseph W. Kiley III, President and CEO.

“Credit quality remained strong, with nonaccrual loans remaining low at $201,000 relative to our $1.2 billion total loan portfolio. Our analysis of the allowance for credit losses was influenced by various factors during the quarter, including declines in loan balances and shifts in the composition of the loan portfolio, credit grade changes, and improvements in the unemployment rate forecast. After careful consideration, our analysis concluded that a $175,000 recapture of provision for credit losses was appropriate inclusive of a $125,000 provision for credit losses on unfunded commitments, due to their increased balances,” stated Kiley.

“Persistently elevated short term interest rates and strong competition for deposits continued to place pressure on deposit rates. As a result, despite an uptick in loan yields during the quarter, our net interest margin was little changed, increasing to 2.55% for the current quarter from 2.54% in the quarter ended December 31, 2023,” concluded Kiley.

Highlights for the quarter ended March 31, 2024:
•	Net loans receivable totaled $1.14 billion at March 31, 2024, down $33.0 million from the prior quarter end.
•	Book value per share was $17.46 at March 31, 2024, compared to $17.61 at December 31, 2023, and $17.45 at March 31, 2023.
•
Incurred a net loss of $1.1 million for the quarter ended March 31, 2024, compared to net income of $1.2 million and $2.1 million for the quarters ended December 31, 2023, and March 31, 2023, respectively.

•	Paid a quarterly cash dividend to shareholders of $0.13 per share.
•	The Bank’s Tier 1 leverage and total capital ratios were 10.4% and 16.2% at March 31, 2024, compared to 10.2% and 16.2% at December 31, 2023, and 10.2% and 15.6% at March 31, 2023, respectively.
•	Credit quality remained strong with nonaccrual loans totaling $201,000, or 0.02% of total loans.
•
Recorded a $175,000 recapture of provision for credit losses in the current quarter, compared to no provision for credit losses in the prior quarter and a $338,000 provision for credit losses in the comparable quarter in 2023.

Deposits totaled $1.17 billion at March 31, 2024, compared to $1.19 billion at December 31, 2023, and $1.23 billion at March 31, 2023. The $27.2 million decrease in deposits at March 31, 2024, compared to December 31, 2023, was due predominantly to a $44.6 million decrease in brokered deposits, which was consistent with management’s strategy to reduce these higher cost deposits, partially offset by a $9.4 million increase in retail certificates of deposit, a $6.2 million increase in money market balances, and a $1.5 million increase in interest-bearing demand deposits.
The following table presents a breakdown of our total deposits (unaudited):

	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023	Three Month Change	One Year Change
Deposits:	(Dollars in thousands)
Noninterest-bearing demand	$100,846	$100,899	$110,780	$(53)	$(9,934)
Interest-bearing demand	58,489	56,968	86,183	1,521	(27,694)
Savings	19,314	18,886	21,871	428	(2,557)
Money market	535,594	529,411	483,945	6,183	51,649
Certificates of deposit, retail	366,507	357,153	332,935	9,354	33,572
Brokered deposits	86,146	130,790	191,414	(44,644)	(105,268)
Total deposits	$1,166,896	$1,194,107	$1,227,128	$(27,211)	$(60,232)

The following tables present an analysis of total deposits by branch office (unaudited):
March 31, 2024
	Noninterest- bearing demand	Interest- bearing demand	Savings	Money market	Certificates of deposit, retail	Brokered deposits	Total
	(Dollars in thousands)
King County
Renton	$34,134	$17,394	$12,802	$263,834	$249,288	$-	$577,452
Landing	3,759	767	98	7,019	9,571	-	21,214
Woodinville	2,137	2,207	1,011	10,707	10,866	-	26,928
Bothell	3,025	947	32	1,835	5,158	-	10,997
Crossroads	12,007	3,320	35	25,107	17,689	-	58,158
Kent	5,875	5,579	6	25,543	7,207	-	44,210
Kirkland	8,804	1,861	155	65,870	2,055	-	78,745
Issaquah	1,435	373	113	2,781	6,053	-	10,755
Total King County	71,176	32,448	14,252	402,696	307,887	-	828,459
Snohomish County
Mill Creek	5,241	2,327	685	12,600	8,426	-	29,279
Edmonds	9,838	9,487	576	29,314	13,054	-	62,269
Clearview	4,802	4,646	1,452	39,865	9,076	-	59,841
Lake Stevens	3,841	4,134	1,165	18,769	14,043	-	41,952
Smokey Point	2,661	4,415	1,167	29,411	10,800	-	48,454
Total Snohomish County	26,383	25,009	5,045	129,959	55,399	-	241,795
Pierce County
University Place	2,034	63	1	1,748	1,487	-	5,333
Gig Harbor	1,253	969	16	1,191	1,734	-	5,163
Total Pierce County	3,287	1,032	17	2,939	3,221	-	10,496

Brokered deposits	-	-	-	-	-	86,146	86,146

Total deposits	$100,846	$58,489	$19,314	$535,594	$366,507	$86,146	$1,166,896

December 31, 2023
	Noninterest- bearing demand	Interest- bearing demand	Savings	Money market	Certificates of deposit, retail	Brokered deposits	Total
	(Dollars in thousands)
King County
Renton	$32,707	$16,280	$12,637	$317,003	$241,983	$-	$620,610
Landing	2,789	1,658	104	12,447	9,842	-	26,840
Woodinville	1,909	2,292	1,000	9,491	10,671	-	25,363
Bothell	3,380	840	33	1,892	4,738	-	10,883
Crossroads	11,075	3,873	45	27,564	14,958	-	57,515
Kent	7,267	5,086	4	16,424	7,706	-	36,487
Kirkland	9,341	1,989	137	12,233	2,032	-	25,732
Issaquah	1,646	1,696	57	2,417	6,213	-	12,029
Total King County	70,114	33,714	14,017	399,471	298,143	-	815,459
Snohomish County
Mill Creek	4,985	2,333	850	13,672	8,309	-	30,149
Edmonds	11,455	5,386	460	26,458	14,375	-	58,134
Clearview	4,614	4,964	1,541	17,597	9,243	-	37,959
Lake Stevens	3,849	4,919	940	24,009	12,633	-	46,350
Smokey Point	2,665	4,333	1,060	44,484	11,750	-	64,292
Total Snohomish County	27,568	21,935	4,851	126,220	56,310	-	236,884
Pierce County
University Place	2,205	67	3	2,496	1,172	-	5,943
Gig Harbor	1,012	1,252	15	1,224	1,528	-	5,031
Total Pierce County	3,217	1,319	18	3,720	2,700	-	10,974

Brokered deposits	-	-	-	-	-	130,790	130,790

Total deposits	$100,899	$56,968	$18,886	$529,411	$357,153	$130,790	$1,194,107

Net loans receivable totaled $1.14 billion at March 31, 2024, compared to $1.18 billion at both December 31, 2023, and March 31, 2023. During the quarter ended March 31, 2024, loan repayments outpaced new originations. The average balance of net loans receivable totaled $1.16 billion for the quarter ended March 31, 2024, compared to $1.17 billion for both the quarter ended December 31, 2023, and March 31, 2023.

The allowance for credit losses (“ACL”) represented 1.30% of total loans receivable at March 31, 2024, compared to 1.28% at December 31, 2023, and 1.33% at March 31, 2023.

Nonaccrual loans totaled $201,000 at March 31, 2024, compared to $220,000 at December 31, 2023, and $201,000 at March 31, 2023. There was no other real estate owned (“OREO”) at March 31, 2024, December 31, 2023, or March 31, 2023.

Net interest income totaled $8.9 million for the quarter ended March 31, 2024, compared to $9.3 million for the quarter ended December 31, 2023, and $11.3 million for the quarter ended March 31, 2023. The decrease in the current quarter was primarily due to lower levels of interest-earning assets and interest-bearing liabilities compared to the quarter ended December 31, 2023.

Total interest income was $19.6 million for the quarter ended March 31, 2024, compared to $20.3 million for the quarter ended December 31, 2023, and $18.5 million for the quarter ended March 31, 2023, with average interest-earning asset balances declining by $40.6 million and $11.6 million, respectively, compared to the prior periods. Yield on loans increased to 5.88% during the recent quarter, compared to 5.83% and 5.56% for the quarters ended December 31, 2023, and March 31, 2023, respectively. Yield on investments was unchanged at 4.11% for the current quarter, and the quarter ended December 31, 2023, an increase from 3.88% for the quarter ended March 31, 2023.

Total interest expense was $10.7 million for the quarter ended March 31, 2024, compared to $11.0 million for the quarter ended December 31, 2023, and $7.2 million for the quarter ended March 31, 2023. The decline from the quarter ended December 31, 2023, was due primarily to lower levels of deposits, particularly the managed decrease in brokered deposits, offset slightly by an increase in the cost of interest-bearing liabilities. The average cost of interest-bearing deposits was 3.69% for the quarter ended March 31, 2024, compared to 3.62% and 2.41% for the quarters ended December 31, 2023 and March 31, 2023, respectively. Advances from the FHLB totaled $115.0 million at March 31, 2024, down from $125.0 million at December 31, 2023 and $160.0 million at March 31, 2023. At March 31, 2024, all $115.0 million of our FHLB advances were tied to cash flow hedge agreements where the Bank pays a fixed rate and receives a variable rate in return to assist in the Bank’s interest rate risk management efforts. These cash flow hedge agreements had a weighted average remaining term of 32.6 months and a weighted average fixed interest rate of 1.87% as of March 31, 2024. The average cost of borrowings was 2.65% for the quarter ended March 31, 2024, compared to 2.40% and 2.69% for the quarters ended December 31, 2023, and March 31, 2023, respectively.

Net interest margin was 2.55% for the quarter ended March 31, 2024, up slightly from 2.54% for the quarter ended December 31, 2023, but down from 3.22% for the quarter ended March 31, 2023. The slight increase compared to the quarter ended December 31, 2023, was due primarily to the higher level of interest-earning assets. The average yield on interest-earning assets increased six basis points to 5.62% during the first quarter of 2024, from 5.56% during the quarter ended December 31, 2023, and increased 33 basis points from 5.29% during the quarter ended March 31, 2023. The average cost of interest-bearing liabilities increased eight basis points to 3.58% during the quarter, from 3.50% during the quarter ended December 31, 2023, and increased 114 basis points from 2.44% during the quarter ended March 31, 2023. The net interest margin for the month of March 2024 was 2.50%.

Noninterest income for the quarter ended March 31, 2024, totaled $787,000, up from $633,000 and $665,000 for the quarters ended December 31, 2023, and March 31, 2023, respectively. The increase compared to the quarter ended December 31, 2023, was primarily due to a $96,000 increase in BOLI income, a $38,000 increase in other noninterest income related to our fintech focused venture capital investment and a $35,000 increase in wealth management revenue, partially offset by a combined decrease of $15,000 in lower deposit and loan related fees. The increase in the quarter ended March 31, 2024, compared to the quarter ended March 31, 2023, primarily reflects an increase in other noninterest income, wealth management revenue and BOLI income, partially offset by lower loan and deposit related fees.

Noninterest expense totaled $11.3 million for the quarter ended March 31, 2024, compared to $8.4 million for the quarter ended December 31, 2023, and $9.0 million for the quarter ended March 31, 2023. The increase compared to the quarter ended December 31, 2023, was primarily due to a $1.9 million increase in salaries and employee benefits and a $869,000 increase in professional fees. The increase in salaries and employee benefits consisted primarily of a $1.2 million expense related to the defined benefit plan liability, an incentive accrual of $151,000 compared to a reversal of $250,000 in the previous quarter ended December 31, 2023, a $201,000 increase in salaries due to annual salary increases taking effect January 1, 2024, and $101,000 related to the seasonal increase in payroll taxes. The increase in professional fees consisted primarily of $767,000 in pretax expenses related to the pending sale of the Bank’s assets to Global Federal Credit Union. The increase compared to the quarter ended March 31, 2023, was primarily due to the purchase of a single premium group annuity to satisfy the defined benefit liability and transaction-related expenses mentioned previously, along with increases in data processing fees, occupancy and equipment expenses and regulatory assessments.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; an FDIC insured Washington State-chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through 15 full-service banking offices. For additional information about us, please visit our website at ffnwb.com and click on the “Investor Relations” link at the bottom of the page.

Forward-looking statements:
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management’s current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about, among other things, our pending transaction with Global Federal Credit Union (“Global”) whereby Global, pursuant to the definitive purchase and assumption agreement (the “P&A Agreement”), will acquire substantially all of the assets and assume substantially all of the liabilities of the Bank, expectations of the business environment in which we operate, projections of future performance or financial items, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based on current management expectations and may, therefore, involve risks and uncertainties. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or all of the parties to terminate the P&A Agreement; delays in completing the P&A Agreement; the failure to obtain necessary regulatory approvals and shareholder approvals or to satisfy any of the other conditions to the Global transaction, including the P&A Agreement, on a timely basis or at all; delays or other circumstances arising from the dissolution of the Bank and the Company following completion of the P&A Agreement; diversion of management’s attention from ongoing business operations and opportunities during the pending Global transaction; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement of the Global transaction; potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; changes in the interest rate environment, including the recent increases in the Federal Reserve benchmark rate and duration at which such increased interest rate levels are maintained, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of continuing high inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; increased competitive pressures; legislative and regulatory changes; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; effects of critical accounting policies and judgments, including the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management’s beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

Assets	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023	Three Month Change	One Year Change

Cash on hand and in banks	$8,789	$8,391	$9,618	4.7%	(8.6)%
Interest-earning deposits with banks	40,272	22,138	70,998	81.9	(43.3)
Investments available-for-sale, at fair value	180,376	207,915	214,948	(13.2)	(16.1)
Investments held-to-maturity, at amortized cost	2,451	2,456	2,439	(0.2)	0.5
Loans receivable, net of allowance of $14,996, $15,306, and $16,028 respectively	1,142,909	1,175,925	1,184,750	(2.8)	(3.5)
Federal Home Loan Bank ("FHLB") stock, at cost	6,078	6,527	8,203	(6.9)	(25.9)
Accrued interest receivable	7,176	7,359	7,011	(2.5)	2.4
Deferred tax assets, net	2,399	2,648	2,990	(9.4)	(19.8)
Premises and equipment, net	19,323	19,667	20,732	(1.7)	(6.8)
Bank owned life insurance ("BOLI"), net	38,058	37,653	36,647	1.1	3.9
Prepaid expenses and other assets	16,827	10,478	11,336	60.6	48.4
Right of use asset ("ROU"), net	2,415	2,617	3,194	(7.7)	(24.4)
Goodwill	889	889	889	0.0	0.0
Core deposit intangible, net	388	419	516	(7.4)	(24.8)
Total assets	$1,468,350	$1,505,082	$1,574,271	(2.4)	(6.7)

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing deposits	$100,846	$100,899	$110,780	(0.1)	(9.0)
Interest-bearing deposits	1,066,050	1,093,208	1,116,348	(2.5)	(4.5)
Total deposits	1,166,896	1,194,107	1,227,128	(2.3)	(4.9)
Advances from the FHLB	115,000	125,000	160,000	(8.0)	(28.1)
Advance payments from borrowers for taxes and insurance	5,649	2,952	5,447	91.4	3.7
Lease liability, net	2,598	2,806	3,374	(7.4)	(23.0)
Accrued interest payable	1,134	2,739	749	(58.6)	51.4
Other liabilities	16,890	15,818	17,928	6.8	(5.8)
Total liabilities	1,308,167	1,343,422	1,414,626	(2.6)	(7.5)

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	-	-	-	n/a	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding 9,174,425 shares at March 31 2024, 9,179,510 shares at December 31 2023, and 9,148,086 shares at March 31 2023	92	92	92	0.0	0.0
Additional paid-in capital	72,871	73,035	72,445	(0.2)	0.6
Retained earnings	93,938	96,206	95,597	(2.4)	(1.7)
Accumulated other comprehensive loss, net of tax	(6,718)	(7,673)	(8,489)	(12.4)	(20.9)
Total stockholders' equity	160,183	161,660	159,645	(0.9)	0.3
Total liabilities and stockholders' equity	$1,468,350	$1,505,082	$1,574,271	(2.4)%	(6.7)%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except per share data)
(Unaudited)

	Quarter Ended
	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023	Three Month Change	One Year Change
Interest income
Loans, including fees	$16,966	$17,143	$16,029	(1.0)%	5.8%
Investments	2,064	2,143	2,105	(3.7)	(1.9)
Interest-earning deposits with banks	486	880	236	(44.8)	105.9
Dividends on FHLB Stock	127	121	130	5.0	(2.3)
Total interest income	19,643	20,287	18,500	(3.2)	6.2
Interest expense
Deposits	9,916	10,281	6,332	(3.6)	56.6
FHLB advances and other borrowings	827	731	912	13.1	(9.3)
Total interest expense	10,743	11,012	7,244	(2.4)	48.3
Net interest income	8,900	9,275	11,256	(4.0)	(20.9)
(Recapture of provision) provision for credit losses	(175)	-	338	n/a	(151.8)
Net interest income after (recapture of provision) provision for credit losses	9,075	9,275	10,918	(2.2)	(16.9)

Noninterest income
BOLI income	351	255	308	37.6	14.0
Wealth management revenue	95	60	45	58.3	111.1
Deposit related fees	221	234	223	(5.6)	(0.9)
Loan related fees	58	60	91	(3.3)	(36.3)
Other	62	24	(2)	158.3	NM
Total noninterest income	787	633	665	24.3	18.3

Noninterest expense
Salaries and employee benefits	6,763	4,822	5,461	40.3	23.8
Occupancy and equipment	1,226	1,231	1,165	(0.4)	5.2
Professional fees	1,300	431	417	201.6	211.8
Data processing	786	718	686	9.5	14.6
Regulatory assessments	166	196	101	(15.3)	64.4
Insurance and bond premiums	132	113	130	16.8	1.5
Marketing	64	70	77	(8.6)	(16.9)
Other general and administrative	894	858	918	4.2	(2.6)
Total noninterest expense	11,331	8,439	8,955	34.3	26.5
(Loss) income before federal income tax (benefit) provision	(1,469)	1,469	2,628	(200.0)	(155.9)
Federal income tax (benefit) provision	(393)	275	506	(242.9)	(177.7)
Net (loss) income	$(1,076)	$1,194	$2,122	(190.1)%	(150.7)%

Basic (loss) earnings per share	$(0.12)	$0.13	$0.23
Diluted (loss) earnings per share	$(0.12)	$0.13	$0.23
Weighted average number of common shares outstanding	9,159,339	9,151,892	9,104,371
Weighted average number of diluted shares outstanding	9,159,339	9,176,724	9,173,276

The following table presents a breakdown of the loan portfolio (unaudited):
	March 31, 2024		December 31, 2023		March 31, 2023
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate:
Residential:
Multifamily	$134,386	11.6%	$138,149	11.6%	$143,332	11.9%
Total multifamily residential	134,386	11.6	138,149	11.6	143,332	11.9

Non-residential:
Retail	118,958	10.4	124,172	10.4	130,788	11.0
Office	72,303	6.2	72,778	6.1	79,793	6.6
Hotel / motel	57,263	4.9	63,597	5.3	67,165	5.6
Storage	32,834	2.8	33,033	2.8	33,604	2.8
Mobile home park	23,351	2.0	21,701	1.8	21,992	1.8
Warehouse	19,086	1.6	19,218	1.6	19,780	1.6
Nursing Home	11,538	1.0	11,610	1.0	12,260	1.0
Other non-residential	32,041	2.8	31,750	2.6	43,523	3.7
Total non-residential	367,374	31.7	377,859	31.6	408,905	34.1

Construction/land:
One-to-four family residential	43,411	3.7	47,149	4.0	53,948	4.5
Multifamily	5,266	0.5	4,004	0.3	(131)	0.0
Commercial	-	0.0	-	0.0	-	0.0
Land development	8,330	0.7	9,771	0.8	9,786	0.8
Total construction/land	57,007	4.9	60,924	5.1	63,603	5.3

One-to-four family residential:
Permanent owner occupied	283,398	24.5	284,471	23.9	242,477	20.2
Permanent non-owner occupied	223,302	19.3	228,752	19.2	240,183	20.0
Total one-to-four family residential	506,700	43.8	513,223	43.1	482,660	40.2

Business:
Aircraft	1,907	0.2	1,945	0.1	2,052	0.1
Small Business Administration ("SBA")	1,778	0.2	1,794	0.3	499	0.1
Paycheck Protection Plan ("PPP")	395	0.0	473	0.0	707	0.1
Other business	16,344	1.4	24,869	2.1	28,401	2.3
Total business	20,424	1.8	29,081	2.5	31,659	2.6

Consumer:
Classic, collectible and other auto	58,003	5.0	58,618	5.0	59,962	5.0
Other consumer	14,011	1.2	13,377	1.1	10,657	0.9
Total consumer	72,014	6.2	71,995	6.1	70,619	5.9

Total loans	1,157,905	100.0%	1,191,231	100.0%	1,200,778	100.0%
Less:
ACL	14,996		15,306		16,028
Loans receivable, net	$1,142,909		$1,175,925		$1,184,750

Concentrations of credit: (1)
Construction loans as % of total capital	36.3%		38.3%		44.9%
Total non-owner occupied commercial real estate as % of total capital	307.2%		316.8%		347.7%
 (1) Concentrations of credit percentages are for First Financial Northwest Bank only using classifications in accordance with FDIC regulatory guidelines.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures
(Unaudited)

	At or For the Quarter Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2024	2023	2023	2023	2023
	(Dollars in thousands, except per share data)
Performance Ratios: (1)
Return on assets	(0.29)%	0.31%	0.39%	0.39%	0.57%
Return on equity	(2.67)	2.97	3.71	3.74	5.31
Dividend payout ratio	(108.33)	100.00	79.26	79.90	56.52
Equity-to-assets ratio	10.91	10.74	10.44	10.39	10.14
Tangible equity ratio (2)	10.83	10.66	10.36	10.31	10.06
Net interest margin	2.55	2.54	2.69	2.84	3.22
Average interest-earning assets to average interest- bearing liabilities	116.40	115.84	116.94	116.27	117.78
Efficiency ratio	116.97	85.17	84.49	85.57	75.12
Noninterest expense as a percent of average total assets	3.05	2.18	2.29	2.50	2.42
Book value per common share	$17.46	$17.61	$17.35	$17.35	$17.45
Tangible book value per share (2)	17.32	17.47	17.20	17.20	17.30

Capital Ratios: (3)
Tier 1 leverage ratio	10.41%	10.18%	10.25%	10.02%	10.24%
Common equity tier 1 capital ratio	14.98	14.90	14.75	14.49	14.33
Tier 1 capital ratio	14.98	14.90	14.75	14.49	14.33
Total capital ratio	16.24	16.15	16.00	15.75	15.59

Asset Quality Ratios: (4)
Nonaccrual loans as a percent of total loans	0.02%	0.02%	0.02%	0.02%	0.02%
ACL as a percent of total loans	1.30	1.28	1.29	1.31	1.33
Net charge-offs to average loans receivable, net	0.00	0.00	0.00	0.00	0.00

Allowance for Credit Losses:
ACL, beginning of the quarter	$15,306	$15,306	$15,606	$16,028	$15,227
Beginning balance adjustment from adoption of Topic 326	-	-	-	-	500
(Recapture of provision) provision	(300)	-	(300)	(400)	300
Charge-offs	(10)	-	-	(22)	-
Recoveries	-	-	-	-	1
ACL, end of the quarter	$14,996	$15,306	$15,306	$15,606	$16,028

Allowance for unfunded commitments
Beginning balance	$439	$439	$439	$286	$248
Provision for credit losses	125	-	-	153	38
Ending balance	$564	$439	$439	$439	$286

Provision for credit losses
ACL - loans	$(300)	$-	$(300)	$(400)	$300
Allowance for unfunded commitments	125	-	-	153	38
Total	$(175)	$-	$(300)	$(247)	$338
(1) Performance ratios are calculated on an annualized basis.
(2) Tangible equity, tangible assets, tangible equity ratio and tangible book value per share are non-GAAP financial measures. Refer to Non-GAAP Financial Measures at the end of this press release for a reconciliation to the nearest GAAP equivalents.
(3) Capital ratios are for First Financial Northwest Bank only.
(4) Loans are reported net of undisbursed funds.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures
(Unaudited)

	At or For the Quarter Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2024	2023	2023	2023	2023
	(Dollars in thousands)
Yields and Costs: (1)
Yield on loans	5.88%	5.83%	5.73%	5.71%	5.56%
Yield on investments	4.11	4.11	3.98	3.93	3.88
Yield on interest-earning deposits	5.28	5.32	5.18	4.91	4.40
Yield on FHLB stock	7.79	7.29	6.57	7.06	7.30
Yield on interest-earning assets	5.62%	5.56%	5.46%	5.43%	5.29%

Cost of interest-bearing deposits	3.69%	3.62%	3.33%	3.06%	2.41%
Cost of borrowings	2.65	2.40	2.42	2.55	2.69
Cost of interest-bearing liabilities	3.58%	3.50%	3.24%	3.01%	2.44%

Cost of total deposits (2)	3.38%	3.31%	3.03%	2.78%	2.17%
Cost of funds (3)	3.31	3.23	2.97	2.76	2.23

Average Balances:
Loans	$1,160,156	$1,167,339	$1,171,483	$1,182,939	$1,168,539
Investments	202,106	206,837	211,291	215,113	219,969
Interest-earning deposits	37,032	65,680	40,202	50,691	21,729
FHLB stock	6,554	6,584	6,820	6,814	7,219
Total interest-earning assets	$1,405,848	$1,446,440	$1,429,796	$1,455,557	$1,417,456

Interest-bearing deposits	$1,082,168	$1,127,690	$1,097,324	$1,126,598	$1,065,827
Borrowings	125,604	120,978	125,402	125,275	137,600
Total interest-bearing liabilities	$1,207,772	$1,248,668	$1,222,726	$1,251,873	$1,203,427
Noninterest-bearing deposits	99,173	102,869	109,384	111,365	115,708
Total deposits and borrowings	$1,306,945	$1,351,537	$1,332,110	$1,363,238	$1,319,135

Average assets	$1,495,753	$1,538,955	$1,522,224	$1,547,321	$1,509,297
Average stockholders' equity	161,823	159,659	160,299	159,764	162,016
(1) Yields and costs are annualized.
(2) Includes noninterest-bearing deposits.
(3) Includes total borrowings and deposits (including noninterest-bearing deposits).

Non-GAAP Financial Measures
In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains non-GAAP financial measures that include tangible equity, tangible assets, tangible book value per share, and the tangible equity-to-assets ratio. The Company believes that these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of goodwill and core deposit intangible, net and provides an alternative view of the Company’s performance over time and in comparison to the Company’s competitors. Non-GAAP financial measures have limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation and are not a substitute for other measures in this earnings release that are presented in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

The following tables provide a reconciliation between the GAAP and non-GAAP measures:

	Quarter Ended
	Mar 31, 2024	Dec 31, 2023	Sep 30, 2023	Jun 30, 2023	Mar 31, 2023
	(Dollars in thousands, except per share data)

Tangible equity to tangible assets and tangible book value per share:
Total stockholders' equity (GAAP)	$160,183	$161,660	$159,235	$158,715	$159,645
Less:
Goodwill	889	889	889	889	889
Core deposit intangible, net	388	419	451	484	516
Tangible equity (Non-GAAP)	$158,906	$160,352	$157,895	$157,342	$158,240

Total assets (GAAP)	$1,468,350	$1,505,082	$1,525,568	$1,528,079	$1,574,271
Less:
Goodwill	889	889	889	889	889
Core deposit intangible, net	388	419	451	484	516
Tangible assets (Non-GAAP)	$1,467,073	$1,503,774	$1,524,228	$1,526,706	$1,572,866

Common shares outstanding at period end	9,174,425	9,179,510	9,179,510	9,148,086	9,148,086

Equity-to-assets ratio (GAAP)	10.91%	10.74%	10.44%	10.39%	10.14%
Tangible equity-to-tangible assets ratio (Non‑GAAP)	10.83	10.66	10.36	10.31	10.06
Book value per common share (GAAP)	$17.46	$17.61	$17.35	$17.35	$17.45
Tangible book value per share (Non-GAAP)	17.32	17.47	17.20	17.20	17.30